Exhibit 99.1

March 22, 2012

Trident Microsystems, Inc. Announces Pending Change in Officers

SUNNYVALE, Calif., March 22, 2012 (GLOBE NEWSWIRE) — Trident Microsystems, Inc. (“Trident” or “the Company”) announced today that it has reached an agreement with Dr. Bami Bastani under which he will continue to serve as CEO of the Company through approximately May 1, 2012, on a part-time basis, allowing him to accept the position of CEO of Meru Networks, Inc., commencing immediately.

“Bami will stay on as Trident’s CEO to oversee the closing of the Company’s two significant anticipated asset sales and its efforts to sell additional significant assets. We appreciate Bami’s willingness to continue to assist Trident for a period of time while taking on the position at Meru. We are grateful for his service to the Company during a challenging time and we wish him success in his new role.”

The Company has reached an understanding with Andrew Hinkleman, of FTI Consulting, currently the Company’s Chief Restructuring Officer, to serve as Acting CEO after Dr. Bastani’s departure.

Additional information on the Company’s Chapter 11 filing can be found at the Claims Agent’s website at www.kccllc.net/trident.

Forward-Looking Information

This press release contains forward-looking statements, including statements regarding the time periods of employment of Dr. Bastani and Mr. Hinkleman, and the possibility of the closing of asset sale transactions. These statements are subject to risks and uncertainties and uncertainties, and actual results could vary materially depending on a number of factors. These risks include, in particular, the ability to conclude the transaction with Entropic or the sale of the television business in a timely manner and on satisfactory terms and the nature and amount of offers Trident may receive, if any, for other assets. Additional factors that may affect Trident’s business are described in detail in Trident’s filings with the Securities and Exchange Commission available at www.sec.gov.